Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448]

QUALIFIED RETIREMENT PLAN RIDER
This Rider is a part of the contract, policy or certificate to which it is attached (the Contract) by Pacific Life Insurance Company (the Company). The Contract is hereby modified as specified below to qualify as part of a tax-qualified plan or arrangement that is described in Code Section 401 (a Qualified Plan).
The provisions of this Rider shall control to the extent that they are in conflict with those of the Contract. However, the provisions of any Qualified Plan that govern the Contract shall control to the extent that they conflict with those of this Rider (or the Contract, e.g., when compared to Sections B.3-B.9 below) and such an override would not result in such Qualified Plan or the Contract losing its tax-qualified status. Except to the extent expressly stated, the modifications to the Contract under this Rider do not remove any non-tax restriction or limitation in the Contract on distributions, contributions, withdrawals or loans, or grant any additional contractual rights not granted by any other section of the Contract, if such a modification or grant is not required to maintain the favorable tax treatment of the Contract (or any distribution thereunder) as part of a Qualified Plan under the Code; provided further, in no case may the terms of the Qualified Plan expand the terms of the Contract or impose any responsibilities or duties on the Company not specifically set forth in the Contract or this Rider.
We, the Company, may rely on the Employer that is the sponsor of such Qualified Plan (or a representative thereof) for representations regarding the applicable provisions of such Qualified Plan, any delegation of authority or responsibility thereunder by the Employer, or any instruction or information that We deem necessary, or is provided to Us, to process any request under this Rider or otherwise to carry out the terms of the Contract. The Employer is responsible for sharing with Us information that is necessary for Us to process transactions under the Contract in accordance with the terms of the Qualified Plan and the Code, including information necessary for Us to satisfy any withholding or information reporting obligations that We may have under the Code with respect to the Contract. We shall rely upon the Employer’s instructions in permitting Contributions to, permitting exchanges, and providing benefits or distributions from the Contract in accordance with the terms of the Qualified Plan. We do not assume any responsibility for either (i) maintaining any separate accounting needed for different amounts held within the Contract, e.g., pursuant to Section B.3(c) below, (ii) determining when survivor benefits must be provided, e.g., pursuant to Section B.6 or B.7 below, or (iii) other plan administrative or recordkeeping services. In the absence of representations, instructions or information from the Employer (in the form and manner required by Us) that We deem necessary to process transactions under the Contract in conformity with the Qualified Plan and the Code, We will process transactions under the Contract in the manner We deem appropriate to comply with the requirements of Code Section 401. Except to the extent otherwise provided by law or agreed to between Us and the Employer, We shall share with the Employer information regarding the Contract that the Employer reasonably requests for purposes of ensuring adherence to the terms of the Qualified Plan. The Employer may instruct Us to deduct recordkeeping or other administrative fees from the account balance of the Contract. Such fees shall be sent by Us directly to the party specified by the Employer. All such fees deducted from the Contract may be subject to any otherwise applicable withdrawal charge.

A.	Definitions
Annuitant - The individual named as a measuring life for periodic annuity payments under the Contract.
Annuity Start Date - The first day of the first period for which an amount is received as an annuity under the Contract (taking any Separate Shares into account), as provided in Code Section 72(c)(4) and any Regulations relating thereto. Such date may be a date shown in the Contract Specifications, or the date the Owner has elected most recently under the Contract, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin under the Contract (taking any Separate Shares into account).
Applicable Designation Date - September 30 of the calendar year next following the Owner’s Year of Death, in accordance with Reg. § 1.401(a)(9)-4, Q&A-4.
Applicable Distribution Period - The period used to determine the amount required to be distributed as an RMD during a Distribution Year.
Code - The Internal Revenue Code of 1986, as amended.
Company, We or Us - Pacific Life Insurance Company.
Contract or Policy - The attached contract, policy or certificate issued by Us for a Qualified Plan.
Contributions - The Purchase Payments, premiums, rollovers or other contributions received by Us under the Contract.
Designated Beneficiary or DB - An individual designated or treated as a beneficiary under the Contract for RMD purposes in accordance with the Regulations under Code Section 401(a)(9)(E) and related provisions, e.g., Reg. § 1.401(a)(9)-4. Generally, an individual must be such a beneficiary as of the Owner’s date of death and remain such a beneficiary until the Applicable Designation Date in order to be treated as a Designated Beneficiary.
DB Election Date - The date that is 30 days prior to the DB Required Beginning Date.
DB Required Beginning Date - December 31 of the calendar year next following the Owner’s Year of Death.
Distribution Year - The calendar year for which an RMD is required. The First Distribution Year is the calendar year in which the Owner attains age 70 1/2 (or, where applicable under Reg. § 1.401(a)(9)-5, Q&A-1(b), the calendar year in which the Owner retires or the calendar year next following the Owner’s Year of Death). Each subsequent calendar year is also a Distribution Year.
Elective Deferral – An elective deferral under Reg. § 1.402(g)-1(b).
Employer - The employer that sponsors the Qualified Plan governing the Contract.
ERISA - Employee Retirement Income Security Act of 1974, as amended.
IRS - Internal Revenue Service.
Life Expectancy - The life expectancy of one or more individuals as determined by using the appropriate table in Reg. § 1.401(a)(9)-9.
Measuring Designated Beneficiary - The Designated Beneficiary as of the Applicable Designation Date whose Life Expectancy is used under Reg. § 1.401(a)(9)-4 and § 1.401(a)(9)-5, Q&A-7, to determine any Applicable Distribution Period as of such date. If as of the Applicable Designation Date any trust, estate or other entity is treated under Reg. § 1.401(a)(9)-4, Q&A-3 and Q&A-5, as a beneficiary under the Contract (taking any Separate Shares into account), the Contract shall be deemed to have no Measuring Designated Beneficiary. If as of the Applicable Designation Date the Contract (taking any Separate Shares into account) has more than one Designated Beneficiary (and no entity beneficiary), the Measuring Designated Beneficiary is the Designated Beneficiary with the shortest Life Expectancy as of such date.

Notice Date - The day on which We receive, in a form satisfactory to Us, proof of death and instructions satisfactory to Us regarding payment of death benefit proceeds.
Owner or you - The natural person who is the beneficial owner of the Contract, which is generally its Primary Annuitant, or any other Contract owner for purposes of Part D below.
Owner’s Election Date - December 1 immediately preceding the Required Beginning Date.
Owner’s Year of Death - The calendar year in which the Owner dies.
Plan or Qualified Plan - A tax-qualified retirement plan or arrangement under the Code, e.g., under Code Section 401, including a TSA or an eligible deferred compensation plan of a state or local government or tax-exempt organization under Code Section 457.
Primary Annuitant - The individual defined in Section D.1(c)(i) below.
QDRO - A qualified domestic relations order under Code Section 414(p).
Qualified J&S Election - An election under the survivor benefit rules that is described in Section B.6 below.
Qualifying Distribution Period - A period of time defined in Section D.1(b)(i) below.
Regulation or Reg. - A regulation issued or proposed pursuant to the Code.
Required Beginning Date - April 1 of the calendar year following the calendar year in which the Owner reaches age 70 1/2, or if later and appropriately allowed by the Qualified Plan, April 1 of the calendar year following the calendar year in which the Owner retires from employment with the Employer maintaining the Qualified Plan. If distributions hereunder commence prior to such date under an annuity option that provides for distributions that are made in accordance with Reg. § 1.401(a)(9)-6, Q&A-1, then the Annuity Start Date shall be treated as the Required Beginning Date in accordance with Reg. § 1.401(a)(9)-6, Q&A-10.
RMD - Required minimum distribution under Code Section 401(a)(9) or related Code provision.
Roth Contribution - A Contribution that is a designated Roth contribution under Reg. § 1.401(k)-1(f)(1).
Separate Share - A separate portion or segregated share of the benefits under the Contract that is determined by an acceptable separate accounting under Reg. § 1.401(a)(9)-8, Q&A-3, or that qualifies as a segregated share for an alternate payee under a QDRO under Reg. §1.401(a)(9)-8, Q&A-6(b)(1). A Separate Share shall be treated as a separate contract for RMD purposes and Sections B.8 and B.9 below.
Severance from Employment - Ceasing to be employed by the Employer that maintains the governing Qualified Plan, as defined in Reg. § 1.401(k)-1(d)(2) (or in Code Section 414(u)(12)(B) for a deemed severance to serve in the uniformed services).
Spouse - The Owner’s spouse, including a former spouse covered by a QDRO who is treated as the Owner’s spouse pursuant to Reg. § 1.401(a)(9)-8, Q&A-6.
SIMPLE 401(k) Plan - A Plan qualifying under Code Section 401(k)(11).
Spouse’s Continuation Election Date - The date that is 30 days prior to the earlier of the Spouse’s Required Beginning Date or December 31 of the fifth calendar year after the Owner’s Year of Death, in accordance with Reg. § 1.401(a)(9)-3, Q&A-4(c).

Spouse’s Required Beginning Date - The later of December 31 of the calendar year next following the Owner’s Year of Death or December 31 of the calendar year in which the deceased Owner would have attained age 70 1/2.
Spouse’s Year of Death - The calendar year in which the Surviving Spouse dies.
Surviving Spouse - The surviving Spouse of a deceased Owner.
TSA - A tax-sheltered annuity contract under Code Section 403(b), including a custodial account, a retirement income account or a life insurance contract that is treated as such an annuity contract under Code Section 403(b)(7) or 403(b)(9) or Reg. § 1.403(b)-2(b)(2).
B.	Qualified Plan Provisions
The Contract is subject to the requirements of Code Section 401 and the Regulations relating thereto, and therefore includes the following provisions:
1.	Nonforfeitable and Exclusive Benefits. The Annuitant shall be at all times the beneficial or legal Owner of the Contract (e.g., its beneficial Owner where a fiduciary is its legal Owner). Such individual Owner’s rights under the Contract shall be nonforfeitable except for validly forfeitable amounts held hereunder and designated as such under the governing Plan, and the Contract shall be for the exclusive benefit of such Owner and his or her beneficiaries.
2.	Contract Benefits Not Transferable. No benefits under the Contract may be transferred, sold, assigned, borrowed or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person other than Us, except as permitted (a) by a federal tax lien, (b) by an order under Code Section 401(a)(13)(C), or (c) in the case of a transfer or distribution pursuant to a QDRO.
3.	Contributions. Except in the case of a rollover contribution permitted by Code Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), or 457(e)(16), Contributions must be made by or for the Owner (e.g., through the Employer or a Qualified Plan representative) within certain tax limits. All Contributions must be made in cash. If the Owner dies before the entire interest under the Contract has been distributed, additional Contributions shall not be allowed into the Contract to the extent prohibited by published IRS guidance, e.g., excluding (and allowing in) any rollover or transfer that qualifies under Reg. § 1.415(c)-1(b)(1)(iii). Contributions to the Contract shall be transferred to Us within a reasonable period, and an Elective Deferral may be contributed up to 15 business days following the month in which such an amount would otherwise have been paid to the Owner. If the Contract is maintained pursuant to a Qualified Plan, the Owner, along with the Employer (and any designated Plan representative other than Us), shall have the sole responsibility for determining whether any Contribution satisfies the applicable income tax requirements; otherwise, the Owner shall have such sole responsibility.
(a)	Elective Deferrals and Their Limits. Pursuant to Code Section 401(a)(30) and Reg. § 1.401(a)-30(a) and § 1.402(g)-1, any Elective Deferrals (including those contributed to the Contract and any other Elective Deferrals for the Owner under the Qualified Plan and under all other plans, contracts and arrangements that are referred to in Reg. § 1.402(g)-1 and maintained by the Employer that maintains the Qualified Plan), may not exceed the limits of Code Section 402(g), except as permitted by Code Section 414(u) (for certain veterans’ rights) or by Code Section 414(v) (for “catch-up” contributions for a participant age 50 or over by end of the participant’s tax year). Elective Deferrals under a SIMPLE 401(k) Plan are subject to additional limits under Code Sections 401(k)(11)(B) and 408(p)(2)(A)(ii) and Reg. § 1.401(k)-4(e)(2). If Elective Deferrals exceed any such limit, We may distribute amounts equal to such excess (including any income allocable thereto) to the Owner as permitted by Reg. § 1.402(g)-1(e). If not so distributed, such excess amounts (including any income allocable thereto) shall be separately accounted for and disbursed in accordance with Code Section 402(g) or 4979(f) or Reg. § 1.402(g)-1(e).

(b)	Combined Contributions and Their Limits. Pursuant to Code Section 415(c)(1) and Reg. § 1.415(c)-1, total Contributions into the Contract (including Elective Deferrals) may not exceed certain limits under Code Section 415. Total Contributions to a SIMPLE 401(k) Plan are subject to additional limits under Code Section 401(k)(11)(B) and Reg. § 1.401(k)-4(e). Any Elective Deferrals or other Contributions that exceed any applicable limits may not be excludable from gross income. Such excess Contributions (including any income allocable thereto) shall be separately accounted for and disbursed in accordance with Code Section 402(g) or 4979(f) or Reg. § 1.402(g)-1(e) or § 1.415(c)-1(b)(2)(ii)(D). The Code Section 415 limits do not apply in the case of a rollover contribution under Code Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), or 457(e)(16), a nontaxable transfer from another contract qualifying as part of a Plan under Code Section 401(a), or any Contribution allowed by Code Section 414(u). Similarly, SIMPLE 401(k) Plan Contribution limits under Code Section 401(k)(11)(B) do not apply to rollover contributions described in Reg. § 1.402(c)-2, Q&A-1(a). However, if this Contract is limited by its contractual terms to only accepting single deposits or rollover amounts, this Contract shall continue to be subject to such restrictions, except to the extent provided in the Tax Qualification and ERISA Provisions below. We may distribute Contributions (including any income allocable thereto) that were made under a mistake of fact, including (but not limited to) Contributions in excess of the Code Section 402(g) limit or other limit imposed by the Code, but only when permitted by the Code or required by the IRS.
(c)	Separate Accounting. Pursuant to Reg. § 1.401(k)-1(e)(3) and -1(f)(3), separate accounting shall be maintained for amounts held under the Contract for: (i) any Elective Deferrals; (ii) any after-tax employee Contributions; (iii) any “catch-up” Contributions for participants who have attained age 50 under Code Section 414(v); (iv) safe harbor Plan Contributions under Code Section 401(k)(12) or (13); (v) any rollover Contribution that is described above in Section B.3(b) and accepted into the Contract; (vi) any undistributed excess Contributions or RMDs; (vii) any Contributions eligible for permissive withdrawal under Code Section 414(w)(2); (viii) any designated forfeitable Contributions; (ix) any Roth Contributions; (x) any SIMPLE 401(k) Plan Contributions (elective, matching or nonelective Contributions under Reg. § 1.401(k)-4(e)); and (xi) other Contributions and amounts added to the Contract values. Such separate accounting maintained for the Contract shall include any amounts for earnings, gains or losses with respect to each of the above separately accounted-for categories.
(d)	Other Contribution Provisions. Contributions by an Employer for an Owner who is a former employee thereof shall be accepted under this Contract (i) pursuant to Reg. § 1.415(c)-2(e)(3)(i) relating to certain compensation paid by the later of 2 1/2 months after Severance from Employment or the end of the limitation year that includes the date of Severance from Employment, or (ii) that are attributable to compensation described in Reg. § 1.415(c)-2(e)(4) or § 1.415(c)-2(g)(4) relating to compensation paid to participants who are permanently and totally disabled, or (iii) relating to qualified military service under Code Section 414(u) or Reg. § 1.415(c)-2(e)(4) or -2(g)(7).
(e)	Suspension of Contributions for Hardship Distributions. Contributions of Elective Deferrals into the Contract and Contributions therein for a safe harbor Plan under Code Section 401(k)(12) or (13) may be suspended for a period of up to six months after an Owner receives a hardship distribution allowable under Reg. § 1.401(k)-1(d)(3)(iv)(E).
(f)	Premium Minimums and Refunds. Any Purchase Payment (or premium payment) under the Contract must be at least the minimum as stated in the Purchase Payment (or Premiums) provisions of the Contract. In addition, any Purchase Payment (or premium) refund declared by Us, other than a refund attributable to an excess Contribution, will be applied toward the purchase of additional benefits or the payment of future premiums before the close of the calendar year following the refund.
4.	Distribution Restrictions.
(a)	Distribution of Elective Deferrals. Pursuant to Code Section 401(k)(2), (8) and (11)-(13) and Reg. § 1.401(k)-1(d), distributions (other than to correct excess Contributions, or upon termination of the Qualified Plan) that are attributable to Elective Deferrals may be made only when the Owner has a Severance from Employment, dies, becomes disabled (within the meaning of Code Section 72(m)(7)), or in certain cases attains age 59 1/2, incurs a hardship, is eligible for a qualified reservist distribution to which Code Section 72(t)(2)(G) applies, is eligible for permissive withdrawal under Code Section 414(w)(2), or is authorized for a federally declared disaster distribution. Any such distribution made due to a hardship is limited to the Owner’s Elective Deferrals (excluding any income thereon) reduced by the aggregate prior distributions of Elective Deferrals to the Owner in accordance with Reg. § 1.401(k)-1(d)(3).
(b)	Other Distributions Not Attributable to Elective Deferrals. Other distributions not attributable to Elective Deferrals generally are not permitted prior to the Owner’s Severance from Employment or some other event allowed by Reg. § 1.401(k)-1(d), except to the extent that such a distribution is attributable to either (i) after-tax employee Contributions or earnings thereon, or (ii) amounts separately accounted for as an eligible rollover distribution pursuant to IRS guidance (e.g., Rev. Rul. 2004-12). However, certain employer Contributions to a safe harbor Plan under Code Section 401(k)(12) or (13) are subject to the distribution restrictions for Elective Deferrals, pursuant to Code Section 401(k)(12)(E)(i) or 401(k)(13)(D)(iii).
(c)	Certain Mandatory Distributions. Pursuant to Code Section 401(a)(31)(B), if the distributee of any mandatory distribution that is described in Code Section 401(a)(31)(B)(ii) and that exceeds $1,000 does not elect to have such distribution paid either to such distributee or in a direct transfer to an eligible retirement plan pursuant to Code Section 401(a)(31)(A), such distribution shall be paid in a direct transfer to an individual retirement plan designated by the Employer sponsoring the governing Qualified Plan (or by another fiduciary thereunder), and the distributee shall be notified in writing about such transfer and that such distribution may be transferred to another individual retirement plan, in accordance with Code Section 401(a)(31) or Reg. § 1.401(a)(31)-1 (and to the extent required thereby).
5.	Rollover Distributions. Despite any provision of a governing Plan to the contrary that would otherwise limit a distributee’s election under this Section B.5, pursuant to Code Section 401(a)(31) a distributee may elect, at the time and in the manner prescribed by Us (and, where applicable, by the Employer), to have any portion of an eligible rollover distribution (within the meaning of Code Section 402(f)(2)(A)) paid directly to an eligible retirement plan described in Code Section 401(a)(31)(E) that is specified by the distributee, by means of a direct transfer or direct rollover. We may establish reasonable administration rules applicable to such a direct rollover or direct transfer.
6.	Joint and 50% Survivor Annuity Requirements. If the Owner is married at the Annuity Start Date, payments shall be made in the form of a Joint and 50% Survivor Annuity, with the Owner’s Spouse as the Joint Annuitant, unless an optional form of benefit is selected in accordance with this Section B.6. Under this Joint and 50% Survivor Annuity form, payments shall be made during the lifetime of the Owner and, following the Owner’s death, payments equal to 50% of the joint payment amount shall continue to such Spouse for life. In addition, the benefits under such a Contract are provided in accordance with the applicable consent, present value and other requirements of Code Sections 401(a)(11) and 417 and Reg. § 1.417(e)-1(e) and the rules in Reg. § 1.401(a)-20, Q&A-25 (for participants who are unmarried or who have a change in marital status and for surviving spouses).
(a)	The Owner may choose (without the consent of any other person) an alternative amount of the payment continuing to the Surviving Spouse from the joint and survivor annuity options available under the Contract (or offered by Us), provided that the amount of each payment to the Surviving Spouse under such option shall be not less than 50%, nor greater than 100%, of the periodic annuity benefit amount paid to the Owner, in accordance with Code Section 417(b).
(b)	In addition to the joint and survivor annuity options described in Section B.6(a) above, as of the Annuity Start Date the Owner can elect any other optional form of payment that is available under the Contract (or offered by Us), provided that both of the following conditions are satisfied:
(i)	In accordance with Code Section 417 and Reg. § 1.401(a)-20, Q&A-31, the Owner files a Qualified J&S Election with Us within the 180-day period ending on such date, as follows (after receiving a written explanation thereof, including the revocability of such an election during such period, from a Qualified Plan representative):

(1)	In the case of an Owner who is married at the time of election, a Qualified J&S Election is made by (A) a written statement by the Owner waiving the joint and survivor annuity options described above in this Section B.6 and specifying the form of benefit and the beneficiary designation(s) desired, and (B) a written statement from the Owner’s Spouse consenting to such election. Neither the form of benefit nor any beneficiary designation selected in such a Qualified J&S Election can be changed without spousal consent, unless such Spouse consents in writing to future designations by the Owner without such spousal consent. Any such written spousal consent must acknowledge the election’s effect and be witnessed by a notary public or Qualified Plan representative. If it is established to the satisfaction of a Qualified Plan representative that such Spouse’s consent cannot be obtained because such Spouse cannot be located or because of other circumstances allowed by Regulations, the Owner’s election can still be deemed to be a Qualified J&S Election; or
(2)	In the case of an Owner who is not married at the time of election, a Qualified J&S Election is made by a written statement by the Owner to a Qualified Plan representative attesting to the fact that he or she is not married and specifying the optional form of payment and beneficiary designation(s) desired.
(ii)	The option selected satisfies any applicable RMD requirements of Section B.8 below.
7.	Survivor Benefits for Plans Subject to Joint and 50% Survivor Annuity Requirements. If an Owner is married upon the Owner’s death, then the deceased Owner’s interest in the Contract is subject to the provisions of the next paragraph (a) (in addition to Section B.9 below), unless such Spouse is deemed to have consented to a less favorable disposition of such interest in accordance with the next paragraph (b).
(a)	The Surviving Spouse shall be treated as the sole beneficiary of the following portion of the deceased Owner’s interest in the Contract, and may apply any part (or all) of such beneficial interest to provide an annuity that satisfies any applicable RMD requirements of Section B.9 below and Reg. § 1.401(a)-20 (e.g., Q&A-20 and Q&A-22):
(i)	The Surviving Spouse shall be treated as the sole beneficiary of such Owner’s interest in the Contract if no other beneficiary is entitled to any portion of such interest as of such Owner’s death, or
(ii)	If some other beneficiary is entitled to any portion of such Owner’s interest in the Contract as of such Owner’s death, then the Surviving Spouse shall be treated as the sole beneficiary of at least 50% of the nonforfeitable account balance of the Contract as of such Owner’s death, in accordance with Code Section 417(c), and all of such Surviving Spouse’s beneficial interest shall be treated as a Separate Share.
(b)	The Surviving Spouse shall be deemed to have consented to a less favorable disposition of the deceased Owner’s interest in the Contract than that provided under the immediately preceding paragraph (a), if in accordance with Code Section 417(a)(2) either:
(i)	Such Spouse (or such Spouse’s legal representative) has consented to such a disposition and acknowledged its effect in a written statement witnessed by a notary public or a Qualified Plan representative, or
(ii)	It is established to the satisfaction of a Qualified Plan representative that such consent cannot be obtained because such Spouse cannot be located or does not exist or because of other circumstances allowed by Regulations.

(c)	Subject to such deemed spousal consent, the Owner may provide for any disposition of such Owner’s interest in the Contract that is different from that in the immediately preceding paragraph (a) by a revocable election that (i) specifies the form of benefit and the beneficiary designation(s) desired and (ii) otherwise qualifies under Code Section 417, after receiving a written explanation thereof from a Qualified Plan representative. An Owner that makes such a revocable election also shall have the option of selecting a Qualified optional survivor annuity in accordance with Code Section 417(a)(1)(A)(ii).
8.	Required Minimum Distributions (RMDs). The Contract and all benefits, distributions and payments made under it shall comply with and conform to the RMD and incidental benefit rules of Code Section 401(a)(9) and the Regulations relating thereto, as well as any applicable survivor benefit rules referred to above in Section B.6 or B.7, and shall be administered or adjusted accordingly, e.g., pursuant to the Tax Qualification Provisions in Part C below. Such rules shall override any benefit, distribution or payment provisions in the Contract that are inconsistent with such rules, and the selection of any annuity or other distribution option described in the Contract (or offered by Us) that does not satisfy the requirements of this Section B.8 or Code Section 401(a)(9) shall not be permitted. Accordingly, except to the extent that RMDs are waived in accordance with Code Section 401(a)(9) (e.g., for 2009):
(a)	The entire interest under the Contract shall be distributed:
(i)	No later than the Required Beginning Date, or
(ii)	By periodic distributions, starting no later than the Required Beginning Date, over the Owner’s life or the lives of the Owner and a Designated Beneficiary (or over a period not extending beyond the Owner’s Life Expectancy or the joint and last survivor Life Expectancy of the Owner and a Designated Beneficiary).
(b)	RMDs shall be made in accordance with the Regulations under Code Section 401(a)(9) and related Code provisions. Accordingly:
(i)	If the Owner has not elected otherwise in writing to Us by the Owner’s Election Date to have the Owner’s entire interest distributed under another method available under the Contract (or offered by Us) that qualifies under Code Section 401(a)(9) (e.g., under Reg. § 1.401(a)(9)-6, Q&A-1(a), or § 1.401(a)(9)-8, Q&A-2), the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the Owner’s account balance for the Contract (as determined under Reg. § 1.401(a)(9)-6, Q&A-12, § 1.403(b)-6(e)(2) and § 1.408-8, Q&A-6, including any adjustment for any rollover, transfer or recharacterization under Reg. § 1.408-8, Q&A-7 or Q&A-8) by the Applicable Distribution Period. For these purposes -
(1)	The Applicable Distribution Period is determined by using the Uniform Lifetime Table in Reg. § 1.401(a)(9)-9, Q&A-2, in accordance with Reg. § 1.401(a)(9)-5, Q&A-4(a), or
(2)	If the Owner’s Spouse is treated as the sole Designated Beneficiary for the Contract (taking any Separate Shares into account) for the Distribution Year under Reg. § 1.401(a)(9)-5, Q&A-4(b), the Applicable Distribution Period is the longer of the distribution period under subparagraph (1) immediately above or the joint Life Expectancy of the Owner and such Spouse, recalculated annually and based on their attained ages as of their birthdays in such Distribution Year, as reflected in the Joint and Last Survivor Table in Reg. § 1.401(a)(9)-9, Q&A-3.
Such RMD must be distributed no later than the Required Beginning Date for the first Distribution Year, and for each subsequent Distribution Year by December 31 thereof. If the Owner dies on or after the Required Beginning Date, an RMD is required for the Owner’s Year of Death, determined as if the Owner had lived throughout that year.
(ii)	As of the Owner’s Election Date or at any time thereafter (on 30 days notice to Us), the Owner may elect in writing to have any portion or all of the undistributed interest under the Contract applied to an annuity option available under the Contract (or offered by Us) that qualifies under Code Section 401(a)(9) or Reg. § 1.401(a)(9)-6, Q&A-1(a)

(and is not prohibited by any applicable survivor benefit rules referred to in Section B.6 or B.7 above), in accordance with Reg. § 1.401(a)(9)-8, Q&A-2(a)(3). Such an annuity option must make annuity or other periodic payments at intervals no longer than one year, and must satisfy the other requirements of Reg. § 1.401(a)(9)-6, including:
(1)	Life annuity or a joint and survivor annuity. The Owner must be a measuring life under any life annuity option elected during the Owner’s lifetime. Any periodic annuity payment to any survivor under a joint and survivor annuity may not exceed the applicable percentage of the annuity payment to the Owner and other limits, as provided in Reg. § 1.401(a)(9)-6, Q&A-2.
(2)	Life (or joint and survivor) annuity with period certain. The amounts and duration of the annuity payments must satisfy the requirements in Reg. § 1.401(a)(9)-6, Q&A-1(b) and Q&A-2(d).
(3)	Period certain annuity without a life contingency. The period certain may not exceed the maximum period specified in Reg. § 1.401(a)(9)-6, Q&A-3(a) and Q&A-10(b).
(4)	Annuity payments may not be in increasing amounts, except as allowed by Reg. § 1.401(a)(9)-6, Q&A-1(a) or Q&A-14.
(c)	The Owner or any Owner’s beneficiary, as applicable, shall have the sole responsibility for requesting or arranging for distributions that comply with this Rider and any applicable tax requirements.
(d)	Any current death benefit protection amount (in excess of the current account balance amount), or any disability, health or accident benefit amount, that is provided by the Contract shall not exceed the amount permitted either by the incidental benefit rules in Reg. § 1.401-1(b)(1)(i) or (ii) or by the governing Plan provisions.
9.	RMDs upon Owner’s Death. Upon the Owner’s death, RMDs shall be made under the Contract in accordance with this Section B.9 and Code Section 401(a)(9) (and other Code provisions and Regulations relating thereto). Accordingly, selection of any annuity or other distribution option described in the Contract (or offered by Us) that does not satisfy the requirements of this Section B.9 or Code Section 401(a)(9) shall not be permitted.
(a)	If the Owner dies before distribution of his or her interest in the Contract has begun in accordance with paragraph 8(a) above and Code Section 401(a)(9)(A)(ii) (e.g., before the Required Beginning Date), the entire interest shall be distributed by December 31 of the fifth calendar year that follows the Owner’s Year of Death, except to the extent that paragraph 9(c) or (d) below applies.
(b)	If the Owner dies after distribution of the Owner’s interest in the Contract has begun in accordance with paragraph 8(a) above and Code Section 401(a)(9)(A)(ii) (e.g., on or after the Required Beginning Date) but before the Owner’s entire interest has been distributed, the remaining interest shall be distributed at least as rapidly as under the method of distribution being used immediately prior to the Owner’s death, except to the extent that paragraph 9(c) or (d) below applies. To the extent that the Contract has no annuity payout option in effect and no Measuring Designated Beneficiary as of the Applicable Designation Date (and paragraph 9(c) and (d) do not apply), then the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the account balance for the Contract (as determined in accordance with subparagraph 8(b)(i) above) by the Applicable Distribution Period. For this purpose, the Applicable Distribution Period shall be determined by the Owner’s remaining Life Expectancy, using the Owner’s age as of the Owner’s birthday in the Owner’s Year of Death. For Distribution Years after the Owner’s Year of Death such Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the Owner’s Year of Death.

(c)	If the Surviving Spouse is the sole Designated Beneficiary under the Contract (taking any Separate Shares into account) as of the Applicable Designation Date, then -
(i)	If no irrevocable written election to the contrary has been filed with Us by the deceased Owner or the Surviving Spouse prior to the Spouse’s Continuation Election Date, the Contract shall continue in the name of the deceased Owner, and RMDs must begin by the Spouse’s Required Beginning Date and be made in accordance with Section B.8 above. For these purposes, the Applicable Distribution Period for each Distribution Year after the Owner’s Year of Death -
(1)	Is measured by the Surviving Spouse’s remaining Life Expectancy, recalculated annually through the Spouse’s Year of Death, and
(2)	For a Distribution Year after the Spouse’s Year of Death, is measured by the Surviving Spouse’s remaining Life Expectancy as of the Surviving Spouse’s birthday in the Spouse’s Year of Death, reduced by one year for each calendar year that has elapsed since the calendar year next following the Spouse’s Year of Death.
However, if the Owner dies on or after the Required Beginning Date, such Applicable Distribution Period shall not be shorter than the Applicable Distribution Period measured by using the Owner’s remaining Life Expectancy in accordance with paragraph 9(b) above and Reg. § 1.401(a)(9)-5, Q&A-5(a)(1). If the Surviving Spouse dies before the Spouse’s Required Beginning Date for such a continued Contract, then the Surviving Spouse shall be treated as the deceased Owner for purposes of this Section 9 (except that any surviving spouse of such a deceased Surviving Spouse cannot continue the Contract further under this subparagraph (i) as a Surviving Spouse).
(ii)	The Surviving Spouse may make an irrevocable election in writing with Us by the Spouse’s Continuation Election Date to have such Surviving Spouse’s entire interest under the Contract distributed under another method available under the Contract (or offered by Us) that qualifies under Code Section 401(a)(9), e.g., under Reg. § 1.401(a)(9)-6, Q&A-1(a), or § 1.401(a)(9)-8, Q&A-2. In addition to any optional method that qualifies under the 5-year rule in paragraph 9(a) above, such optional methods include the following:
(1)	Any annuity option that satisfies Reg. § 1.401(a)(9)-5, Q&A-1(e), and provides for periodic distributions that begin no later than the Spouse’s Required Beginning Date, or
(2)	Any other method that provides for periodic distributions that begin no later than the Spouse’s Required Beginning Date and do not extend beyond the Applicable Distribution Period determined in accordance with subparagraph 9(c)(i) above.
(d)	If as of the Applicable Designation Date the Contract (taking any Separate Shares into account) has at least one Designated Beneficiary and no entity (e.g., a trust or estate) is treated under Reg. § 1.401(a)(9)-4, Q&A-3 and Q&A-5, as a beneficiary under the Contract, then -
(i)	To the extent that no irrevocable written election to the contrary has been filed with Us by the deceased Owner or any such Designated Beneficiary by the DB Election Date (and no Surviving Spouse is the sole Designated Beneficiary), then annual distributions of the remaining interest in the Contract must be made over the Applicable Distribution Period starting no later than the DB Required Beginning Date. In that case, the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the account balance for the Contract (as determined in accordance with subparagraph 8(b)(i) above) by the Applicable Distribution Period. For these purposes -

(1)	The Applicable Distribution Period for the Distribution Year next following the Owner’s Year of Death is determined by the Measuring Designated Beneficiary’s remaining Life Expectancy, using such beneficiary’s age as of such beneficiary’s birthday in such Distribution Year; and
(2)	For a subsequent Distribution Year the Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the calendar year next following the Owner’s Year of Death.
However, if the Owner dies on or after the Required Beginning Date, such Applicable Distribution Period shall not be shorter than the Applicable Distribution Period measured by using the Owner’s remaining Life Expectancy in accordance with paragraph 9(b) above and Reg. § 1.401(a)(9)-5, Q&A-5(a)(1). Such RMD must be distributed no later than the DB Required Beginning Date, and for each subsequent Distribution Year by December 31 thereof.
(ii)	Any such Designated Beneficiary may make an irrevocable election in writing with Us by the DB Election Date to have such Designated Beneficiary’s entire interest under the Contract distributed under another method available under the Contract (or offered by Us) that qualifies under Code Section 401(a)(9), e.g., Reg. § 1.401(a)(9)-6, Q&A-1(a), or § 1.401(a)(9)-8, Q&A-2. In addition to any optional method that qualifies under the 5-year rule in paragraph 9(a) above, such optional methods include the following:
(1)	Any annuity option that satisfies Reg. § 1.401(a)(9)-5, Q&A-1(e), and provides for periodic distributions that begin no later than the DB Required Beginning Date, or
(2)	Any other method that provides for periodic distributions that begin no later than the DB Required Beginning Date and do not extend beyond the Applicable Distribution Period determined in accordance with subparagraph 9(d)(i) above.
(e)	Any amounts payable to a minor child of the Owner shall be treated as if they are payable to the Surviving Spouse to the extent that the remainder of the interest becomes payable to such Spouse when such child reaches the age of majority, in accordance with Reg. § 1.401(a)(9)-6, Q&A-15.
(f)	Unless the Owner has provided to the contrary in writing to Us (e.g., by selecting an annuity option that is not prohibited by any applicable survivor benefit rules referred to in Section B.6 or B.7 above), any beneficiary of any interest under the Contract shall have an unlimited right after the Notice Date, upon 30 days written notice to Us, to withdraw any portion or all of such interest or to apply any such amount to an annuity option that qualifies under Reg. § 1.401(a)(9)-5, Q&A-1(e).
10.	Annual Reports. We shall furnish annual calendar year reports concerning the status of the Contract and such information concerning RMDs as is prescribed by the IRS.
C.	Tax Qualification and ERISA Provisions
This Rider is intended to qualify the Contract as part of a Qualified Plan under Code Section 401 for federal tax purposes, and to satisfy the applicable requirements of Code Section 401 and any Regulations relating thereto. To achieve these purposes, the provisions of this Rider and the Contract (including any other rider or endorsement that does not specifically override these tax qualification provisions) shall be interpreted to ensure or maintain such a tax qualification, despite any other provision to the contrary. Any benefits, payments or distributions under the Contract shall be conformed or restricted to, or made in, any amount, time and manner needed to maintain such a tax qualification under the applicable provisions of the Code and Regulations, and the Contract is subject to separate accounting rules, subdivision or severance to maintain such a tax qualification of the Contract (including the favorable tax treatment of any distribution thereunder) to the maximum extent possible. We reserve the right to amend this Rider or the Contract from time to time to reflect any clarifications that may be needed or are appropriate to maintain such a tax qualification or to conform the Contract to any applicable changes in the tax qualification requirements, as provided in the Code or any Regulations or other published IRS guidance relating thereto, without consent (where allowed by law). We also reserve the right to amend this Rider or the Contract from time to time in order to meet any requirements that may apply to it under ERISA, without consent (where allowed by law). We will send you a copy of any such amendment.
D.	Tax Treatment and Provisions for Any Nonqualified Portion
To the extent that (and so long as) any portion (or all) of the Contract is finally determined by the appropriate authorities or parties to the Contract to not qualify as part of a Qualified Plan under Code Section 401, such portion nevertheless shall be treated as a separate contract that qualifies as an annuity contract for federal tax purposes (that no longer needs to be subject to any restriction in Parts B-C above), and shall be subject to the provisions of this Part D, except to the extent that any of these Part D provisions are specifically overridden by some other rider or endorsement to the Contract. Absent such an override, any such separate annuity contract shall be subject to the following provisions in this Part D to maintain its annuity tax qualification:
1.	Required Distributions Before or After the Annuity Start Date
(a)	Death of Owner or Primary Annuitant, or Change of Primary Annuitant. Subject to the alternative election, spouse beneficiary and interpretative provisions in subsection (b) or (c) immediately below, or in the tax qualification provisions in Section D.2 below, -
(i)	If any Owner dies on or after the Annuity Start Date and before the entire interest in this contract has been distributed, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of such death;
(ii)	If any Owner dies before the Annuity Start Date, the entire interest in this contract shall be distributed within 5 years after such death;
(iii)	If the Owner is not an individual, then for purposes of the immediately preceding subparagraph (i) or (ii), (1) the Primary Annuitant (see subparagraph (c)(i) below) under this contract shall be treated as the Owner, and (2) any change in the Primary Annuitant allowed by this contract shall be treated as the death of the Owner; and
(iv)	Any postponement of the Annuity Start Date, if allowed by this contract, may not be postponed beyond the Primary Annuitant’s attaining age 95, without Our written consent.
(b)	Alternative Election and Spousal Beneficiary Provisions That Satisfy Distribution Requirements. Subject to any restrictions imposed by any Regulations or other published IRS guidance interpreting Code Section 72(s) -
(i)	If any portion of the interest of an Owner described in subsection (a) immediately above is payable to or for the benefit of an individual designated as a beneficiary by an Owner, and such beneficiary elects after such death to have such portion distributed over a Qualifying Distribution Period (described herein) that is allowed by this contract (or offered by Us) upon such death, then for purposes of satisfying the requirements of subparagraph (a)(i) or (a)(ii) immediately above, such portion shall be treated as distributed entirely on the date such periodic distributions begin. A Qualifying Distribution Period is a period that (1) does not extend beyond such beneficiary’s life (or life expectancy) and (2) starts within one year after such death.
(ii)	Such a designated beneficiary includes any individual joint Owner or successor Owner who becomes entitled to any portion of such an interest upon an Owner’s death, or any other individual who controls the use of the cash value of such a portion upon an Owner’s death. Any designated beneficiary may elect any settlement or other distribution option that is allowed by this contract (or offered by Us) upon an Owner’s death if the option is for a Qualifying Distribution Period. In determining which distribution options can qualify for such a Qualifying Distribution Period, We may treat any contract amount that is payable upon an Owner’s death to a trust (or other entity)

for the benefit of an individual beneficiary as an interest (or portion thereof) that is payable for the benefit of such a designated beneficiary under this subsection (b), where such individual beneficiary certifies to us that he or she (1) is treated as the tax owner of such a trust amount for federal income tax purposes (e.g., under Code Sections 671-678) and (2) can compel its distribution to himself or herself from such trust.
(iii)	If any portion of the interest of an Owner described in subsection (a) immediately above is payable to or for the benefit of such Owner’s surviving spouse (e.g., as a result of such spouse being a joint Owner), then such spouse shall be treated as the Owner with respect to such portion for purposes of the requirements of subsection (a). Where such spouse is the sole designated beneficiary of this contract upon such Owner’s death, such spouse may elect to continue this contract as the Owner, and We may treat such spouse as the annuitant if such deceased Owner was the annuitant and no other surviving annuitant has been designated.
(c)	Interpretative Provisions. Subject to any contrary provisions in any Regulations or other published IRS guidance interpreting Code Section 72(s):
(i)	The Primary Annuitant means the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the contract, as defined in Code Section 72(s)(6)(B) (and any Regulations relating thereto).
(ii)	We will treat any holder of the contract as its Owner for purposes of subsection (a) or (b) immediately above where necessary or appropriate.
2.	Tax Qualification. This contract is intended to qualify as an annuity contract for federal income tax purposes and to satisfy the applicable requirements of Code Section 72(s). To achieve these purposes, the provisions of this contract (including this Rider and any other rider or endorsement to the contract that does not specifically override these Section 72(s) tax qualification provisions) shall be interpreted to ensure or maintain such a tax qualification, despite any other provision to the contrary. Any benefits, payments or distributions under this contract shall be conformed or restricted to, or made in, any amount, time and manner needed to maintain such a tax qualification under the applicable provisions of the Code and Regulations. We reserve the right to amend this Rider or the contract from time to time to reflect any clarifications that may be needed or are appropriate to maintain such a tax qualification or to conform this contract to any applicable changes in the tax qualification requirements, as provided in the Code or any Regulations or other published IRS guidance relating thereto, without consent (where allowed by law). We will send you a copy of any such amendment.

E.	Termination of Rider
This Rider will end on the earlier of the following:
1.	When We receive a request to terminate this Rider that is in a form satisfactory to Us, or

2.	When the Contract terminates.
All other terms and conditions of your Contract remain unchanged.
PACIFIC LIFE INSURANCE COMPANY

[ Chairman and Chief Executive Officer	Secretary ]